                                                                    EXHIBIT 99.1

                                                               QUALCOMM Contact:
                                                                   Bill Davidson
                                              Vice President, Investor Relations
                                    1-(858) 658-1818 (ph) 1-(858) 651-9303 (fax)
                                                         e-mail: ir@qualcomm.com

            QUALCOMM ANNOUNCES FOURTH QUARTER AND FISCAL 2003 RESULTS
                     FY2003 REVENUES $4.0 BILLION, EPS $1.01
          FY2003 REVENUES $3.8 BILLION, EPS $1.42 EXCLUDING QSI SEGMENT

SAN DIEGO - November 5, 2003 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced its fourth quarter and fiscal 2003 results ended September 28, 2003. Revenues were $909 million in the fourth fiscal quarter, up 4 percent year-over-year. Fourth quarter net income was $291 million and earnings per share were $0.35, up 53 percent and 52 percent year-over-year, respectively. Revenues were $4.0 billion in fiscal 2003, up 31 percent compared to fiscal 2002. Fiscal 2003 earnings were $827 million and earnings per share were $1.01, both up 130 percent compared to fiscal 2002.

Revenues excluding the QUALCOMM Strategic Initiatives (QSI) segment were $870 million in the fourth fiscal quarter, up 4 percent year-over-year. Fourth quarter net income excluding the QSI segment was $236 million and earnings per share were $0.29, down 5 percent and 6 percent year-over-year, respectively. In fiscal 2003, revenues excluding the QSI segment were $3.8 billion, up 32 percent compared to fiscal 2002. Fiscal 2003 net income excluding the QSI segment was $1.2 billion and earnings per share were $1.42, up 46 percent and 45 percent, respectively, compared to fiscal 2002. Detailed reconciliations between total QUALCOMM results and results excluding QSI are included at the end of this news release. Prior period reconciliations are presented on our Investor Relations web page at www.qualcomm.com.

"The employees of QUALCOMM have delivered an outstanding year of exceptional performance both in financial results and in advancing wireless services and their usefulness to consumers and businesses around the world," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM. "Among the many accomplishments was the shipment of our billionth chip, demonstrating our continued leadership position in the development and on-time delivery of CDMA chipsets. We are reducing costs for our customers by leading the industry in integrating software and multimode, multifrequency, and multinetwork capabilities into our CDMA products. Nearly all of our chipset shipments are enabling third generation services for 61 wireless operators in 31 countries, and these

-more-

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QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 2 of 19

3G voice and data services are now being rapidly accepted and enjoyed by over 65 million subscribers. Introduction of very high-speed 1xEV-DO by operators in South Korea and the United States has opened new service applications for consumers and businesses and many CDMA operators around the world are considering deploying this technology. China Unicom recently concluded its first phase of the GSM1x trial which included successful testing of the world's first GSM and CDMA2000 multimode handset. We expect to see increased royalty revenue with the deployment of WCDMA beginning to ramp, and are also well positioned to win a significant share of the WCDMA chip business and further expand the BREW footprint. BREW has already been adopted by 10 wireless operators in seven countries, and consumers have completed over 50 million downloads of BREW applications developed by the BREW global developer community."

"In 2004, we look forward to the world continuing its migration to the most economic wireless platform, CDMA. As additional operators launch CDMA2000 1X and 1xEV-DO and WCDMA, there will be an ever increasing need for multimode multiband handsets to enable true global roaming. In response to market demands, we plan to significantly increase our R&D spending and build on our innovations delivering the most cost effective and integrated CDMA-based products."

"As a result of our performance and strong cash position, during fiscal 2003 we initiated a $1 billion stock repurchase program, paid our first quarterly dividend, and in the fourth quarter we increased the quarterly dividend. QUALCOMM remains well positioned to grow earnings and revenue with its large technology portfolio and strong balance sheet." Dr. Jacobs said.

Research and development (R&D) expenses were $143 million in the fourth fiscal quarter, up 30 percent year-over-year. The increase in R&D expenses compared to the year ago quarter was primarily related to continued new product development efforts.

Selling, general and administrative (SG&A) expenses were relatively flat in the fourth fiscal quarter compared to the year ago quarter, increasing 1 percent to $134 million.

Our fiscal 2003 effective income tax rate was approximately 36 percent, compared to 22 percent in fiscal 2002. The lower tax rate in fiscal 2002 was primarily due to the reduction of valuation allowances in fiscal 2002 that were previously charged to tax expense. The effective income tax rate in the fourth quarter was 6%

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QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 3 of 19

mainly as a result of tax losses relating to Brazilian investments and operations. Excluding the QSI segment, our fiscal 2003 effective tax rate was 33 percent, compared to 35 percent in fiscal 2002. The lower rate was caused by higher foreign earnings which are subject to a lower tax rate.

QUALCOMM STRATEGIC INITIATIVES

The QUALCOMM Strategic Initiatives (QSI) segment includes our strategic investments and related income and expenses. Vesper losses before taxes were $28 million in the fourth fiscal quarter compared to $42 million in the year ago quarter. The remainder of the net loss before taxes in QSI was $14 million for the fourth fiscal quarter compared to $56 million in the year ago quarter. The net loss in the fourth quarter of fiscal 2003 included $27 million of other-than-temporary losses on investments and $16 million in equity losses, partially offset by $32 million in net realized gains on investment sales.

On September 25, 2003, Embratel Participacoes S.A. (Embratel) entered into an agreement to acquire from us for nominal consideration the Vesper Operating Companies (the Embratel sale transaction) excluding the tower and rooftop antennae assets and related property leases (Tower Sites). Concurrent with the closing, Vesper will enter into a multi-year arrangement whereby it pays a monthly fee to us to use the Tower Sites. The sum of these fees, net of certain pass through expenses, is expected to exceed $77 million over the life of the arrangement. The closing of the Embratel sale transaction is contingent upon a number of events being completed prior to or concurrent with closing, including regulatory approval. Assuming the requisite government approvals are received and all conditions to close are satisfied, we anticipate providing approximately $40 million to $45 million in aggregate funding (including $6 million of interim funding) by the closing date to facilitate the Embratel sale transaction. We expect to record an approximate $35 million to $45 million loss if and when the transaction closes, including the recognition of cumulative foreign translation losses.

BUSINESS OUTLOOK

The following statements are forward-looking and actual results may differ materially. Please see Note Regarding Forward-Looking Statements at the end of this news release for a description of certain risk factors and QUALCOMM's annual and quarterly reports on file with the Securities and Exchange Commission
(SEC) for a more complete description of risks.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 4 of 19

FIRST QUARTER FISCAL 2004

         - Based on the current business outlook, we anticipate that revenues excluding the QSI segment in the first fiscal quarter will increase sequentially by approximately 16-22 percent and decrease year-over-year by approximately 1-6 percent. We anticipate that earnings per share excluding the QSI segment will be approximately $0.37-$0.40 in the first fiscal quarter, compared to $0.42 in the year ago quarter. This estimate assumes shipments of approximately 27-28 million MSM phone chips during the quarter. We expect approximately 106 - 108 million CDMA phones to be sold in calendar 2003.

         - Based on the current business outlook, we anticipate that total QUALCOMM revenues in the first quarter will increase sequentially by approximately 14-20 percent and decrease year-over-year 1-5 percent. We anticipate that total QUALCOMM earnings per share will be approximately $0.25-$0.28 in the first fiscal quarter, including an estimated $0.12 loss per share attributed to the QSI segment, compared to $0.13 per share in the year ago quarter. Due to their nature, certain income and expense items such as realized gains or losses, gains or losses on derivatives, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

         FISCAL 2004

         - Based on the current business outlook, we anticipate that revenues excluding the QSI segment will grow by approximately 5-9 percent year-over-year and earnings per share excluding the QSI segment to be in the range of $1.37-$1.43 for fiscal 2004, compared to $1.42 last fiscal year. We anticipate the combination of R&D and SG&A expenses to grow approximately 18-20 percent year-over-year, primarily to serve the expanding market for CDMA2000 and WCDMA chipsets. We estimate the CDMA phone market to be 131-136 million units in calendar 2004, and we estimate a decrease of approximately 8 percent in average selling prices of CDMA phones for fiscal 2004, upon which royalties are calculated, compared to an estimated decrease in fiscal 2003 of 2 percent.

         - Based on the current business outlook, we anticipate that total QUALCOMM revenues will grow by approximately 3-7 percent year-over-year and total QUALCOMM earnings per share to be in the range of $1.17-$1.23 for fiscal 2004, up 16-22 percent year-over-

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 5 of 19

                  year, including an estimated $0.20 loss per share attributed to the QSI segment. Due to their nature, certain income and expense items such as realized gains or losses, gains or losses on derivatives, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

CASH AND MARKETABLE SECURITIES

QUALCOMM's cash, cash equivalents and marketable securities totaled approximately $5.4 billion at the end of the fourth quarter of fiscal 2003, compared to $5.0 billion on June 29, 2003 and $3.2 billion on September 29, 2002. We have invested $158 million in net stock repurchases and have paid $135 million in cash dividends since the inception of these programs in February 2003. In fiscal 2003, QSI generated net cash of $634 million. Detailed reconciliations between total QUALCOMM cash and cash equivalents and cash and cash equivalents including marketable securities and excluding the QSI segment are included at the end of this news release.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 6 of 19

RESULTS OF BUSINESS SEGMENTS

THE FOLLOWING TABLES PRESENT SEGMENT INFORMATION (IN THOUSANDS):

FOURTH QUARTER - FISCAL YEAR 2003

                                                                              RECONCILING ITEMS     QUALCOMM               TOTAL
SEGMENTS                                      QCT        QTL         QWI            (1)          EXCLUDING QSI    QSI     QUALCOMM
----------------------------------------------------------------------------------------------------------------------------------
REVENUES                                    504,400    242,184     143,284        (19,501)          870,367      38,449    908,816
CHANGE FROM PRIOR QUARTER                        (9%)        0%         26%           N/M                (2%)        27%        (1%)
CHANGE FROM PRIOR YEAR                            4%        (1%)        31%           N/M                 4%         12%         4%
EARNINGS (LOSS) BEFORE TAXES                121,808    212,657      10,649          7,262           352,376     (41,845)   310,531
CHANGE FROM PRIOR QUARTER                       (25%)       (3%)        66%           N/M               (11%)       (52%)      (16%)
CHANGE FROM PRIOR YEAR                          (23%)       (4%)       N/M            N/M                (8%)        57%        36%
TAX RATES                                                                                                33%        232%         6%
NET INCOME                                                                                          236,092      55,310    291,402
CHANGE FROM PRIOR QUARTER                                                                               (11%)       N/M         52%
CHANGE FROM PRIOR YEAR                                                                                   (5%)       N/M         53%
DILUTED NET EARNINGS PER COMMON SHARE (3)                                                              0.29        0.07       0.35
CHANGE FROM PRIOR QUARTER                                                                               (12%)       N/M         52%
CHANGE FROM PRIOR YEAR                                                                                   (6%)       N/M         52%

THIRD QUARTER - FISCAL YEAR 2003

                                                                              RECONCILING ITEMS     QUALCOMM               TOTAL
SEGMENTS                                             QCT      QTL      QWI           (1)         EXCLUDING QSI    QSI     QUALCOMM
----------------------------------------------------------------------------------------------------------------------------------
REVENUES                                           557,240  242,479  113,882      (22,334)          891,267      30,341   921,608
EARNINGS (LOSS) BEFORE TAXES                       163,114  218,363    6,396       10,181           398,054     (27,563)  370,491
TAX RATES                                                                                                33%       (172%)      48%
NET INCOME (LOSS)                                                                                   266,697     (75,008)  191,689
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)                                                       0.33       (0.09)     0.23

FOURTH QUARTER - FISCAL YEAR 2002

                                                                              RECONCILING ITEMS     QUALCOMM
SEGMENTS                                             QCT      QTL      QWI           (1)         EXCLUDING QSI
--------------------------------------------------------------------------------------------------------------
REVENUES                                           483,617  243,481  109,542       3,031           839,671
EARNINGS (LOSS) BEFORE TAXES                       158,334  221,500   (1,196)      5,395           384,033
TAX RATES                                                                                               35%
NET INCOME (LOSS)                                                                                  249,621
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)                                                      0.31

                                                                 GOODWILL
                                                             AMORTIZATION AND   TOTAL
SEGMENTS                                             QSI          OTHER (2)    QUALCOMM
---------------------------------------------------------------------------------------
REVENUES                                            34,215             -        873,886
EARNINGS (LOSS) BEFORE TAXES                       (97,737)      (57,219)       229,077
TAX RATES                                               98%            0%            17%
NET INCOME (LOSS)                                   (1,955)      (57,384)       190,282
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)         -         (0.07)          0.23

TWELVE MONTHS - FISCAL YEAR 2003

                                                                                      RECONCILING ITEMS
SEGMENTS                                              QCT         QTL         QWI            (1)
-------------------------------------------------------------------------------------------------------
REVENUES                                           2,424,194   1,000,196    485,466        (63,480)
CHANGE FROM PRIOR YEAR                                    52%         18%        11%           N/M
EARNINGS (LOSS) BEFORE TAXES                         796,724     896,621     27,176         12,860
CHANGE FROM PRIOR YEAR                                    81%         19%       387%           N/M
TAX RATES
NET INCOME (LOSS)
CHANGE FROM PRIOR YEAR
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)
CHANGE FROM PRIOR YEAR

                                                     QUALCOMM                       TOTAL
SEGMENTS                                           EXCLUDING QSI       QSI        QUALCOMM
-------------------------------------------------------------------------------------------
REVENUES                                             3,846,376        124,260     3,970,636
CHANGE FROM PRIOR YEAR                                      32%            (2%)          31%
EARNINGS (LOSS) BEFORE TAXES                         1,733,381       (448,234)    1,285,147
CHANGE FROM PRIOR YEAR                                      42%            12%          179%
TAX RATES                                                   33%            26%           36%
NET INCOME (LOSS)                                    1,161,365       (333,924)      827,441
CHANGE FROM PRIOR YEAR                                      46%           (85%)         130%
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)          1.42          (0.41)         1.01
CHANGE FROM PRIOR YEAR                                      45%           (86%)         130%

TWELVE MONTHS - FISCAL YEAR 2002

                                                                                     RECONCILING ITEMS     QUALCOMM
SEGMENTS                                              QCT         QTL         QWI          (1)          EXCLUDING QSI
---------------------------------------------------------------------------------------------------------------------
REVENUES                                           1,590,829    847,092     438,682        36,337         2,912,940
EARNINGS (LOSS) BEFORE TAXES                         440,523    756,173      (9,467)       33,887         1,221,116
TAX RATES                                                                                                        35%
NET INCOME (LOSS)                                                                                           793,725
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)                                                               0.98

                                                                  GOODWILL
                                                              AMORTIZATION AND    TOTAL
SEGMENTS                                               QSI        OTHER (2)     QUALCOMM
-----------------------------------------------------------------------------------------
REVENUES                                            126,477            143      3,039,560
EARNINGS (LOSS) BEFORE TAXES                       (506,978)      (253,013)       461,125
TAX RATES                                                64%             0%            22%
NET INCOME (LOSS)                                  (180,325)      (253,723)       359,677
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (3)      (0.22)         (0.31)          0.44

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 7 of 19

(1) Reconciling items related to revenues consist primarily of other non-reportable segment revenues less intersegment eliminations. Reconciling items related to earnings before taxes consist primarily of corporate expenses, charges that are not allocated to the segments for management reporting purposes, unallocated net investment income, non-reportable segment results, interest expense and the elimination of intercompany profit.

(2) Starting in fiscal 2003, the Company no longer records goodwill amortization, in accordance with Financial Accounting Standards No. 142. In the fourth quarter of fiscal 2002, goodwill amortization and other adjustments included $61.5 million of amortization of goodwill, $3.2 million of amortization of intangible assets, $0.5 million of payroll expenses on stock option exercises, $0.2 million in cost of revenues related to the sale of the terrestrial-based CDMA wireless infrastructure business, offset by $7.3 million of credits and $0.9 million of credits related to the reduction of reserves established in connection with the Globalstar business In fiscal 2002, goodwill amortization and other adjustments included $245.3 million of amortization of goodwill, $13.3 million of amortization of intangible assets, $5.9 million of payroll expenses on stock option exercises, offset by $7.4 million of selling, general and administrative credits and $0.1 million of revenue related to the sale of the terrestrial-based CDMA wireless infrastructure business and $4.0 million of credits related to the reduction of reserves established in connection with the Globalstar business. With the adoption of FAS 142 in 2003 and given the immateriality of the other adjustments, the Company no longer makes these adjustments to its results excluding QSI in fiscal 2003.

(3) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

    N/M - Not Meaningful

    BUSINESS SEGMENT HIGHLIGHTS

    QUALCOMM CDMA TECHNOLOGIES (QCT)

         - Announced that the Company has shipped one billion chips since its first commercial CDMA solution was provided to wireless handset customers and infrastructure providers in 1994. Today, QUALCOMM supports more than 50 device manufacturers and provides 16 different chipset offerings.

         - Shipped approximately 20 million MSM(TM) phone chips, 98 percent of which were 3G CDMA2000(R) 1X and 1xEV-DO, to customers worldwide during the fourth fiscal quarter, compared to approximately 23 million shipped in the third fiscal quarter and approximately 20 million units shipped in the year ago quarter. This brings the total number of MSM phone chips shipped during fiscal 2003 to approximately 99 million, compared to 65 million chips shipped in the prior fiscal year.

         - Shipped CSM infrastructure chips for 3G CDMA2000 1X and 1xEV-DO to support more than 2.5 million equivalent voice channels, compared to 2.2 million in the third fiscal quarter and approximately 2.5 million in the year ago quarter. Equivalent voice channels are provided rather than actual chip shipments because our CSM infrastructure chips currently support from eight to 32 voice channels per chip.

         -        Announced our participation in a number of successful WCDMA
                  (UMTS) field trials in operators' networks in Asia, Europe and North America, marking a significant step toward WCDMA (UMTS) network commercialization. This important milestone, based on field trials conducted jointly with numerous worldwide operators, proves that users

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 8 of 19

                  can experience continuous service between 3G and 2G networks for voice and packet data service.

         - Announced on-time sampling to customers of the MSM6250(TM) chipset and system software supporting GSM, GPRS and WCDMA
                  (UMTS). The MSM6250 chipset represents QUALCOMM's third WCDMA
                  (UMTS) chipset, a single-chip solution that includes all the advanced multimedia capabilities of the Launchpad(TM) suite of applications on QUALCOMM's proven modem platform, reducing manufacturer's development cycle and promoting faster time-to-market.

         - Announced the CSM6800(TM) and the MSM6800(TM) chipset and system software solution for the wireless technology standard CDMA2000 1xEV-DO Revision A. The highly integrated 6800 chipsets will provide cost-competitive solutions for both infrastructure and multimedia-enabled devices.

         - Announced the MSM6150(TM) chipset for CDMA2000 1X and the MSM6550(TM) chipset for CDMA2000 1X, 1xEV-DO and multimode GSM/GPRS. These chipsets, which support QUALCOMM's BREW(TM) system, offer significantly increased processing speeds along with dedicated hardware cores supporting higher resolution video and graphics and extended usage times for gaming and video applications.

         - Announced the on-time sampling of the MSM6025(TM) chipset and system software solution to support data-enabled, entry-level devices for emerging CDMA2000 1X markets worldwide.

QUALCOMM TECHNOLOGY LICENSING (QTL)

         - Signed a total of 34 CDMA license agreements during fiscal 2003, including 22 new licenses and 12 amendments to existing license agreements. These royalty-bearing license agreements enable manufacturers to develop, make and sell products based on QUALCOMM's extensive CDMA patent portfolio.

         - Reported that licensees around the world are participating in the growing 3G CDMA market:

                           - Forty subscriber licensees reported sales of CDMA2000 1X products and nine subscriber licensees reported sales of WCDMA products through the fourth fiscal quarter.

                           - Fifteen infrastructure licensees reported sales of CDMA2000 1X products and eight infrastructure licensees reported sales of WCDMA products through the fourth fiscal quarter.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results           Page 9 of 19

                  - WCDMA royalties contributed approximately 10 percent of total royalties reported by licensees in the September quarter for shipments in the June quarter.

QUALCOMM WIRELESS & INTERNET GROUP (QWI)

         QUALCOMM Internet Services (QIS)

         - Telefonica Moviles (TEM) Peru, a leading communications provider in South America, signed a definitive agreement for TEM Peru to deploy downloadable wireless applications and services based on the BREW system.

         - Reliance Infocomm Limited, a company promoted by Reliance Industries Limited, India's largest private-sector enterprise, signed a definitive agreement to launch services based on BREW.

         - A number of European developers announced their support for BREW, including Digital Bridges, iFone, Macrospace and Mobile Scope AG. Also enabling the global reach of BREW - Summus and KTF announced their participation in the BREW Global Publisher program. BREW Global Publishers are authorized by QUALCOMM to publish, market and distribute BREW-enabled applications from developers throughout the world.

         - China Unicom expanded CDMA2000 1X commercial BREW-enabled services. More than 14 BREW-enabled handsets are available in China from companies like Daxian, Kyocera, LG Electronics, Samsung, Soutec and Tianjin SANYO. Also, announced China Unicom used Kyocera's BREW-based KZ850 handset for the operator's GSM1x trial.

         - Wireless subscribers downloaded in excess of 38 million BREW applications in fiscal 2003 versus 13 million in fiscal 2002. There were 10 commercial BREW carriers at the end of fiscal 2003 versus three at end of fiscal 2002.

         QUALCOMM WIRELESS BUSINESS SOLUTIONS(R)(QWBS)

         - Shipped approximately 10,100 OmniTRACS units and related products in the fourth quarter of fiscal 2003, compared to approximately 8,400 in the third quarter and 15,000 in the year ago quarter. This brings the number of OmniTRACS and related product shipments during fiscal 2003 to over 37,500 units and a cumulative total of nearly 489,000 units shipped worldwide.

         - Announced together with CardioNet, a provider of mobile outpatient cardiac telemetry technology and services, that CardioNet's cardiac monitoring service has been enabled with

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 10 of 19

                  QUALCOMM's CDMA technology and wireless networking services. QUALCOMM is providing the QConnect wireless network management service to provide connectivity between the CardioNet mobile monitoring devices and the CardioNet Monitoring Center.

         - Announced the purchase of assets from Alcatel Mobicom, a mobile satellite data communications systems and services provider for the European trucking market and part of Alcatel Space. QUALCOMM Wireless Business Solutions Europe, headquartered in the Netherlands, will now service and support the customer base of Alcatel Mobicom. With this acquisition, QUALCOMM Wireless Business Solutions Europe becomes one of the largest providers of fleet management solutions across Europe.

         - Began shipping our new GlobalTRACS(R) equipment management system, a fully-integrated mobile data solution for the construction industry. The GlobalTRACS system includes ruggedized hardware, network management services, web-based software, and data integration, and it provides wireless access to equipment operating data and location, regardless of equipment type or manufacturer.

         QUALCOMM DIGITAL MEDIA (QDM)

         - Announced that QUALCOMM has sold its equity interest in Technicolor Digital Cinema (TDC) to Thomson, the parent company of Technicolor, a move that results in sole Thomson ownership of the venture. The agreement allows both entities to leverage TDC's successful systems and service model while enabling each to focus on their respective core businesses; Technicolor in servicing the digital cinema needs of its customers and QUALCOMM in developing and producing innovative digital cinema technology and products.

CONFERENCE CALL

QUALCOMM's fourth quarter and fiscal 2003 earnings conference call will be broadcast live on November 5, 2003 beginning at 3:00 p.m. Pacific Standard Time on the Company's web site at: www.qualcomm.com. This conference call may contain forward-looking financial information. The conference call will include a discussion of "non-GAAP financial measures" as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company's financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call, will be posted on the Company's Investor Relations web site at www.qualcomm.com immediately prior to commencement of the call. A taped audio replay will

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 11 of 19

be available via telephone on November 5, 2003 beginning at approximately 4:30 p.m. (PST) through November 10, 2003 at 4:30 p.m. (PST). To listen to the replay, U.S. callers may dial (800) 633-8284 and international callers may dial (402) 977-9140. U.S. and international callers should use reservation number 21153026. An audio replay of the conference call will be available on the Company's web site at www.qualcomm.com for two weeks following the live call.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 2003 FORTUNE 500(R) company traded on The Nasdaq Stock Market(R) under the ticker symbol QCOM.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company presents financial information excluding the QUALCOMM Strategic Initiatives (QSI) segment to facilitate evaluation by management, investors and analysts of its ongoing core operating businesses, including QUALCOMM CDMA Technologies (QCT), QUALCOMM Technology Licensing (QTL) and QUALCOMM Wireless & Internet (QWI). QSI results relate to strategic investments for which the Company has exit strategies of varying durations. Management believes that the information excluding QSI presents a more representative measure of the operating and liquidity performance of the Company because it excludes the effect of fluctuations in value of investments that are unrelated to the Company's operational performance.

The Company presents cash flow information excluding QSI and including marketable securities. The Company's management uses this non-GAAP presentation to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable debt securities as liquid assets available to fund operations, which result from cash management strategies designed to increase yields. However, these instruments do not meet the definition of cash equivalents in accordance with Statement of Financial Standards No. 95, "Statement of Cash Flows" and must be excluded from the GAAP statements of cash flows. Since the GAAP statements of cash flows reconcile the Company's beginning and ending cash and cash equivalents balances, the purchases and sales of marketable securities are presented as inflows and outflows. For internal analysis of the Company's cash position, management does not view these transactions as inflows and outflows from the business, but as cash

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 12 of 19

management transactions. If required, such investments could be settled relatively quickly as additional cash resources are needed. The Company believes that this non-GAAP presentation is a helpful measure of the Company's liquidity. The financial information excluding QSI should be considered in addition, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between total QUALCOMM results and results excluding QSI and between total QUALCOMM cash flow and cash, cash equivalents and marketable securities excluding the QSI segment are presented herein.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: changing global economic conditions, particularly in the telecommunications and Internet-related industries and the resulting uncertainty in forecasting future results; timing and receipt of license fees and royalties; integrated circuit inventory and order levels; the Company's ability to execute additional 3G licenses; the scale-up, acceptance and operations of CDMA systems, including CDMA2000 1xEV-DO and systems in new markets such as China and India; the ability to sustain or improve operational efficiency and profitability; decreases in the rate of growth in CDMA-based wireless data and Internet access or the CDMA subscriber population; strategic investments, loans, acquisitions or divestitures the Company has or may pursue; the successful close of the Embratel sale transaction; changes in the fair values of marketable securities and derivative instruments held; the development, deployment and commercial acceptance of evolving CDMA technology standards; developments in current or future litigation; customer receivables and performance guarantees; component shortages; and international business activities, as well as the other risks detailed from time-to-time in the Company's SEC reports.

                                       ###

QUALCOMM(R), QCT(R) QUALCOMM Wireless Business Solutions(R), OmniTRACS(R), GlobalTRACS(R), MSM(TM), CSM(TM), CSM6800(TM), MSM6025(TM), MSM6150(TM), MSM6250(TM), MSM6500(TM), MSM6550(TM), MSM6800(TM), Launchpad(TM) and BREW(TM) are trademarks and/or service marks of QUALCOMM Incorporated. All other trademarks are the property of their respective owners.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 13 of 19

                             QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                    THREE MONTHS ENDED SEPTEMBER 28, 2003
                                              --------------------------------------------------
                                                                                         TOTAL
                                              EXCLUDING QSI          QSI                QUALCOMM
                                              -------------          ---                --------
Revenues:
  Equipment and services                         $617,792          $  38,449            $656,241
  Licensing and royalty fees                      252,575                  -             252,575
                                                 --------          ---------            --------
                                                  870,367             38,449             908,816
                                                 --------          ---------            --------
Operating expenses:
  Cost of equipment and services revenues         289,358             43,858             333,216
  Research and development                        143,297                  -             143,297
  Selling, general and administrative             113,297             20,409             133,706
  Amortization of other acquisition-related
     intangible assets                              1,951                750               2,701
  Other                                                 -               (319)               (319)
                                                 --------          ---------            --------
Total operating expenses                          547,903             64,698             612,601
                                                 --------          ---------            --------
Operating income (loss)                           322,464            (26,249)            296,215
Interest expense                                     (262)            (9,924)            (10,186)
Investment income (expense), net                   30,174 (a)         (5,672)(d)          24,502
                                                 --------          ---------            --------
Income (loss) before income taxes                 352,376            (41,845)(b)         310,531
Income tax (expense) benefit                     (116,284)(c)         97,155             (19,129)(c)
                                                 --------          ---------            --------
Net income                                       $236,092          $  55,310            $291,402
                                                 ========          =========            ========
Net earnings per common share:
   Diluted                                       $   0.29 (e)      $    0.07 (e)        $   0.35 (e)
                                                 ========          =========            ========
Shares used in per share calculations:
   Diluted                                        821,330            821,330             821,330
                                                 ========          =========            ========

(a) Includes $29 million in interest income related to cash, cash equivalents and marketable debt securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $28 million loss, net of minority interest, of Vesper Holdings from June 1, 2003 through August 31, 2003 due to the Company's practice of consolidating foreign subsidiaries one month in arrears.

(c) The fiscal year 2003 effective tax rate for operations excluding QSI and total QUALCOMM are 33% and approximately 36%, respectively. The change in the estimated 2003 effective tax rate for total QUALCOMM from 45% used in the third quarter of fiscal 2003 results in a 6% effective tax rate in the fourth quarter of fiscal 2003.

(d) Includes $27 million in other-than-temporary losses on investments and $16 million equity in losses of investees, partially offset by $32 million in net realized gains on investments and $6 million in interest income.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 14 of 19

                             QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                  TWELVE MONTHS ENDED SEPTEMBER 28, 2003
                                             ---------------------------------------------------
                                                                                        TOTAL
                                             EXCLUDING QSI            QSI             QUALCOMM
                                             -------------            ---             --------
Revenues:
  Equipment and services                       $2,861,500          $ 124,260         $ 2,985,760
  Licensing and royalty fees                      984,876                  -             984,876
                                               ----------          ---------         -----------
                                                3,846,376            124,260           3,970,636
                                               ----------          ---------         -----------
Operating expenses:
  Cost of equipment and services revenues       1,268,112            161,935           1,430,047
  Research and development                        517,737              5,530             523,267
  Selling, general and administrative             446,347             88,568             534,915
  Amortization of other acquisition-related
     intangible assets                              7,839                750               8,589
  Asset impairment and related charges                  -            194,258             194,258
  Other                                                 -            (30,675)            (30,675)
                                               ----------          ---------         -----------
Total operating expenses                        2,240,035            420,366           2,660,401
                                               ----------          ---------         -----------
Operating income (loss)                         1,606,341           (296,106)          1,310,235

Interest expense                                   (2,236)           (28,473)            (30,709)
Investment income (expense), net                  129,276 (a)       (123,655) (d)          5,621
                                               ----------          ---------         -----------
Income (loss) before income taxes               1,733,381           (448,234) (b)      1,285,147
Income tax (expense) benefit                     (572,016)(c)        114,310            (457,706)(c)
                                               ----------          ---------         -----------
Net income (loss)                              $1,161,365          $(333,924)        $   827,441
                                               ==========          =========         ===========
Net earnings (loss) per common share:
   Diluted                                     $     1.42 (e)      $   (0.41) (e)    $      1.01 (e)
                                               ==========          =========         ===========
Shares used in per share calculations:
   Diluted                                        817,755            817,755             817,755
                                               ==========          =========         ===========

(a) Includes $113 million in interest income related to cash, cash equivalents and marketable debt securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $238 million loss, net of minority interest, of Vesper Holdings from September 1, 2002 through August 31, 2003 due to the Company's practice of consolidating foreign subsidiaries one month in arrears.

(c) The fiscal year 2003 effective tax rate for operations excluding QSI and total QUALCOMM are 33% and approximately 36%, respectively.

(d) Includes $138 million in other-than-temporary losses on investments and $126 million equity in losses of investees, partially offset by $56 million in net realized gains on investments, $51 million in interest income and $37 million in minority interest in loss of consolidated subsidiaries.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 15 of 19

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH
   CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                    THREE MONTHS ENDED SEPTEMBER 28, 2003
                                                                                ----------------------------------------------
                                                                                EXCLUDING                               TOTAL
                                                                                  QSI              QSI                QUALCOMM
                                                                                  ---              ---                --------
Earnings (loss) before taxes, depreciation, amortization and other
  adjustments (1)                                                              $  397,950        $   (12,417)        $  385,533
Working capital changes and taxes paid (2)                                        126,598             15,327            141,925
                                                                               ----------        -----------         ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         524,548              2,910            527,458

Capital expenditures                                                              (44,601)               (15)           (44,616)
                                                                               ----------        -----------         ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES LESS CAPITAL EXPENDITURES               479,947              2,895            482,842

Net additional share capital                                                       58,797                  -             58,797
Dividends paid                                                                    (55,769)                 -            (55,769)
Net collections of finance receivables                                              1,252                 23              1,275
Other investments                                                                  (3,501)              (155)            (3,656)
Other items                                                                           (27)            (5,371)            (5,398)
Changes in fair value and other changes to marketable securities                  (13,626)            25,411             11,785
Marketable securities pending settlement (receipt) payment                        (84,828)             3,109            (81,719)
Transfer from QSI (3)                                                              48,200            (48,200)                 -
Transfer to QSI (4)                                                               (12,933)            12,933                  -
                                                                               ----------        -----------         ----------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND MARKETABLE
  SECURITIES (5)                                                               $  417,512        $    (9,355)        $  408,157
                                                                               ==========        ===========         ==========
(1) Reconciliation to GAAP:
        Net income                                                             $  236,092        $    55,310         $  291,402
        Non-cash adjustments (a)                                                  115,999            (35,252)            80,747
        Net realized gains on marketable securities and other investments            (936)           (32,475)           (33,411)
        Plus: Taxes paid                                                           46,795                  -             46,795
                                                                               ----------        -----------         ----------
        Earnings before taxes, depreciation, amortization and other
        adjustments                                                            $  397,950        $   (12,417)        $  385,533
                                                                               ==========        ===========         ==========
(2) Reconciliation to GAAP:
        Increase in cash resulting from changes in working capital             $  173,393        $    15,327         $  188,720
        Minus: Taxes paid                                                         (46,795)                 -            (46,795)
                                                                               ----------        -----------         ----------
        Working capital changes and taxes paid                                 $  126,598        $    15,327         $  141,925
                                                                               ==========        ===========         ==========
(3) Cash from loan payments and sale of equity securities.
(4) Funding for strategic debt and equity investments, operations of
      Vesper and other QSI operating expenses.
(5) Reconciliation to GAAP cash flow statement:
     Net increase (decrease) in cash and cash equivalents (GAAP)               $  250,792        $      (523)        $  250,269
        Plus: Net purchase (proceeds) of marketable securities                    265,174            (37,352)           227,822
        Plus: Net (decrease) increase in fair value and other changes
          to marketable securities                                                (13,626)            25,411             11,785
        Plus: Net increase in marketable securities pending settlement
          (receipt) payment                                                       (84,828)             3,109            (81,719)
                                                                               ----------        -----------         ----------
     Net increase (decrease) in cash, cash equivalents and marketable
       securities                                                              $  417,512        $    (9,355)        $  408,157
                                                                               ==========        ===========         ==========

(a) See detail following the twelve month cash flow schedule.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 16 of 19

                           QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH,
CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM CASH
                                     FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                      TWELVE MONTHS ENDED SEPTEMBER 28, 2003
                                                                                  -----------------------------------------------
                                                                                  EXCLUDING                              TOTAL
                                                                                     QSI                QSI            QUALCOMM
                                                                                  ------------------------------------------------
Earnings (loss) before taxes, depreciation, amortization and other
adjustments (1)                                                                   $ 1,873,151       $   (29,247)      $ 1,843,904
Working capital changes and taxes paid (2)                                           (101,039)           39,019           (62,020)
                                                                                  -----------       -----------       -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                           1,772,112             9,772         1,781,884

Capital expenditures                                                                 (202,116)          (28,506)         (230,622)
                                                                                  -----------       -----------       -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES LESS CAPITAL EXPENDITURES          1,569,996           (18,734)        1,551,262

Net additional share capital                                                          191,473                 -           191,473
Repurchases of common stock                                                          (158,488)                -          (158,488)
Dividends paid                                                                       (134,776)                -          (134,776)
Net collections of finance receivables                                                  8,097           654,979           663,076
Other investments                                                                      (3,501)          (33,955)          (37,456)
Other items                                                                            (2,655)          (36,762)          (39,417)
Changes in fair value and other changes to marketable securities                       28,497            71,562           100,059
Marketable securities pending settlement payment (receipt)                             42,939            (6,433)           36,506
Transfer from QSI (3)                                                                 795,865          (795,865)                -
Transfer to QSI (4)                                                                  (162,263)          162,263                 -
                                                                                  -----------       -----------       -----------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES (5)   $ 2,175,184       $    (2,945)      $ 2,172,239
                                                                                  ===========       ===========       ===========

(1) Reconciliation to GAAP:
        Net income (loss)                                                         $ 1,161,365       $  (333,924)      $   827,441
        Non-cash adjustments (b)                                                      603,991           360,548           964,539
        Net realized gains on marketable securities and other investments             (16,947)          (55,871)          (72,818)
        Plus: Taxes paid                                                              124,742                 -           124,742
                                                                                  -----------       -----------       -----------
        Earnings before taxes, depreciation, amortization and other adjustments   $ 1,873,151       $   (29,247)      $ 1,843,904
                                                                                  ===========       ===========       ===========
(2) Reconciliation to GAAP:
        Increase in cash resulting from changes in working capital                $    23,703       $    39,019       $    62,722
        Minus: Taxes paid                                                            (124,742)                -          (124,742)
                                                                                  -----------       -----------       -----------
        Working capital changes and taxes paid                                    $  (101,039)      $    39,019       $   (62,020)
                                                                                  ===========       ===========       ===========
(3) Cash from loan payments and sale of equity securities
(4) Funding for strategic debt and equity investments, operations of Vesper and other QSI operating expenses
(5) Reconciliation to GAAP cash flow statement:
        Net increase (decrease) in cash and cash equivalents (GAAP)               $   652,980       $   (14,590)      $   638,390
          Plus: Net purchase (proceeds) of marketable securities                    1,452,853           (53,484)        1,399,369
          Plus: Net increase in fair value and other changes to marketable
           securities                                                                  28,497            71,562           100,059
          Plus: Net increase in marketable securities pending settlement
          payment (receipt)                                                            42,939            (6,433)           36,506
          Less: Proceeds from trading securities included in working
           capital changes                                                             (2,085)                -            (2,085)
                                                                                  -----------       -----------       -----------
          Net increase (decrease) in cash, cash equivalents and marketable
            securities                                                            $ 2,175,184       $    (2,945)      $ 2,172,239
                                                                                  ===========       ===========       ===========
(b) See detail on the following page.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 17 of 19

                              QUALCOMM INCORPORATED
                           SUPPLEMENTAL DETAIL TO THE
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                      THREE MONTHS ENDED SEPTEMBER 28, 2003
                                                                                 ----------------------------------------------
                                                                                  EXCLUDING                             TOTAL
                                                                                    QSI               QSI             QUALCOMM
                                                                                 ----------------------------------------------
(a) Non-cash adjustments are comprised of:
    Depreciation and amortization                                                $    38,688      $     8,437        $   47,125
    Change in fair values of derivative investments                                        -            1,940             1,940
    Other-than-temporary losses on marketable securities and other investments             -           26,801            26,801
    Minority interest in loss of consolidated subsidiaries                                 -             (154)             (154)
    Equity in losses of investees                                                        103           15,648            15,751
    Non-cash income tax expense (benefit)                                             69,489          (97,155)          (27,666)
    Other non-cash charges and credits                                                 7,719            9,231            16,950
                                                                                 -----------      -----------        ----------
Total non-cash adjustments                                                       $   115,999      $   (35,252)           80,747
                                                                                 ===========      ===========        ==========

                                                                                      TWELVE MONTHS ENDED SEPTEMBER 28, 2003
                                                                                 ----------------------------------------------
                                                                                  EXCLUDING                             TOTAL
                                                                                     QSI              QSI             QUALCOMM
                                                                                 ----------------------------------------------
(b) Non-cash adjustments are comprised of:
    Depreciation and amortization                                                $   139,904      $    39,790        $  179,694
    Asset impairment and related charges                                                   -          194,258           194,258
    Change in fair values of derivative investments                                        -            3,201             3,201
    Other-than-temporary losses on marketable securities and other investments           349          138,107           138,456
    Minority interest in loss of consolidated subsidiaries                                 -          (36,949)          (36,949)
    Equity in losses of investees                                                        148          125,867           126,015
    Non-cash income tax expense (benefit)                                            447,274         (114,310)          332,964
    Other non-cash charges and credits                                                16,316           10,584            26,900
                                                                                 -----------      -----------        ----------
Total non-cash adjustments                                                       $   603,991      $   360,548           964,539
                                                                                 ===========      ===========        ==========

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 18 of 19

                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                   QUALCOMM
                                                  EXCLUDING
                                                      QSI           QSI (a) (b)      QUALCOMM         QUALCOMM
                                                 SEPTEMBER 28,     SEPTEMBER 28,   SEPTEMBER 28,    SEPTEMBER 29,
                                                    2003               2003            2003             2002
                                                 ------------      -----------     ------------     ------------
                                                            ASSETS
Current assets:
  Cash and cash equivalents                       $ 2,036,616        $   8,478      $ 2,045,094      $ 1,406,704
  Marketable securities                             2,476,315           39,688        2,516,003        1,411,178
  Accounts receivable, net                            455,281           28,512          483,793          536,950
  Finance receivables, net                              5,436              359            5,795          388,396
  Inventories, net                                    102,772            7,579          110,351           88,094
  Deferred tax assets (b)                             611,536                -          611,536              122
  Other current assets                                162,960           13,232          176,192          109,322
                                                  -----------        ---------      -----------      -----------
          Total current assets                      5,850,916           97,848        5,948,764        3,940,766
Marketable securities                                 684,410          126,244          810,654          381,630
Finance receivables, net                                  536          181,086          181,622          442,934
Other investments                                       8,075          120,576          128,651          276,414
Property, plant and equipment, net                    518,881          103,384          622,265          686,283
Goodwill, net                                         344,599            1,865          346,464          344,803
Deferred tax assets (b)                               406,746                -          406,746            7,493
Other assets                                          169,118          208,152          377,270          425,725
                                                  -----------        ---------      -----------      -----------
          Total assets                            $ 7,983,281        $ 839,155      $ 8,822,436      $ 6,506,048
                                                  ===========        =========      ===========      ===========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                          $   132,151        $  62,914      $   195,065      $   209,418
  Payroll and other benefits related liabilities      132,683            8,317          141,000          126,005
  Unearned revenue                                    167,840            6,431          174,271          183,482
  Current portion of long-term debt                         -          102,625          102,625           19,355
  Other current liabilities                           180,200           15,041          195,241          136,726
                                                  -----------        ---------      -----------      -----------
         Total current liabilities                    612,874          195,328          808,202          674,986
Unearned revenue                                      236,667               65          236,732          259,995
Long-term debt                                              -          123,302          123,302           94,288
Other liabilities                                      55,578                -           55,578           40,283
                                                  -----------        ---------      -----------      -----------
         Total liabilities                            905,119          318,695        1,223,814        1,069,552
                                                  -----------        ---------      -----------      -----------

Minority interest in consolidated subsidiaries             50                -               50           44,540
                                                  -----------        ---------      -----------      -----------

Stockholders' equity:
  Preferred stock, $0.0001 par value                        -                -                -                -
  Common stock, $0.0001 par value                          81                -               81               79
  Paid-in capital                                   6,324,971                -        6,324,971        4,918,202
  Retained earnings                                 1,297,289                -        1,297,289          604,624
  Accumulated other comprehensive loss                (31,843)           8,074          (23,769)        (130,949)
                                                  -----------        ---------      -----------      -----------
       Total stockholders' equity                   7,590,498            8,074        7,598,572        5,391,956
                                                  -----------        ---------      -----------      -----------
       Total liabilities and stockholders' equity $ 8,495,667        $ 326,769      $ 8,822,436      $ 6,506,048
                                                  ===========        =========      ===========      ===========

(a) Includes the consolidated Vesper Holdings balance sheet at August 31, 2003. The Company consolidates foreign subsidiaries one month in arrears.

(b) Deferred tax assets and liabilities are not allocated to the Company's segments. A valuation allowance was provided on all net deferred tax assets of investments that are consolidated by QSI, including Vesper, because of uncertainty regarding their realization.

QUALCOMM Announces Fourth Quarter and Fiscal 2003 Results          Page 19 of 19

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                           ----------------------------  ----------------------------
                                           SEPTEMBER 28,  SEPTEMBER 29,  SEPTEMBER 28,  SEPTEMBER 29,
                                               2003            2002          2003           2002
                                           -------------  -------------  -------------  -------------
Revenues:
  Equipment and services                    $   656,241    $   636,179    $ 2,985,760    $ 2,204,835
  Licensing and royalty fees                    252,575        237,707        984,876        834,725
                                            -----------    -----------    -----------    -----------
                                                908,816        873,886      3,970,636      3,039,560
                                            -----------    -----------    -----------    -----------

Operating expenses:
  Cost of equipment and services revenues       333,216        312,087      1,430,047      1,137,360
  Research and development                      143,297        109,969        523,267        451,678
  Selling, general and administrative           133,706        131,847        534,915        508,644
  Amortization of goodwill and other
    acquisition-related intangible assets         2,701         66,759          8,589        259,196
  Asset impairment and related charges                -            459        194,258            459
  Other                                            (319)             -        (30,675)         8,955
                                            -----------    -----------    -----------    -----------
Total operating expenses                        612,601        621,121      2,660,401      2,366,292
                                            -----------    -----------    -----------    -----------

Operating income                                296,215        252,765      1,310,235        673,268

Interest expense                                (10,186)        (8,374)       (30,709)       (25,731)
Investment income (expense), net                 24,502        (15,314)         5,621       (186,412)
                                            -----------    -----------    -----------    -----------
Income before income taxes                      310,531        229,077      1,285,147        461,125
Income tax expense                              (19,129)       (38,795)      (457,706)      (101,448)
                                            -----------    -----------    -----------    -----------
Net income                                  $   291,402    $   190,282    $   827,441    $   359,677
                                            ===========    ===========    ===========    ===========

Net earnings per common share:
  Basic                                     $      0.37    $      0.24    $      1.05    $      0.47
                                            ===========    ===========    ===========    ===========
  Diluted                                   $      0.35    $      0.23    $      1.01    $      0.44
                                            ===========    ===========    ===========    ===========

Shares used in per share calculations:
  Basic                                         795,525        777,560        789,586        770,887
                                            ===========    ===========    ===========    ===========
  Diluted                                       821,330        809,810        817,755        809,329
                                            ===========    ===========    ===========    ===========

Dividends declared per share                $      0.07    $         -    $      0.17    $         -
                                            ===========    ===========    ===========    ===========